EXHIBIT 10.1

AECOM TECHNOLOGY CORPORATION

CHANGE IN CONTROL SEVERANCE POLICY FOR KEY EXECUTIVES

Section 1.                                          Introduction

This AECOM Technology Corporation Change in Control Severance Policy for Key Executives, as may be amended from time to time (the “Policy”) is effective as of March 5, 2009 (the “Effective Date”).  The compensation and benefits payable under the Policy are payable in connection with certain Change in Control events that occur after the Effective Date.  The purpose of the Policy is to provide for the payment of severance benefits to Key Executives (as defined below) of AECOM Technology Corporation (the “Company”) or one of its subsidiaries in connection with a Change in Control.  The Policy will be in lieu of and not in addition to any severance benefit arrangement, change of control severance agreement or employment agreement that provides for severance benefits in existence between the Key Executive and the Company (or any subsidiary), notwithstanding the terms of any such arrangement or agreement, and no benefits will be paid under the Policy to any Key Executive unless such Key Executive agrees to forgo any payments or benefits under such other arrangement or agreement.  The Policy is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

Section 2.                                          Definitions

For purposes of the Policy, the following terms are defined as follows:

(a)                                 “Administrator” means the Compensation and Organization Committee of the Board.

(b)                                 “Average Bonus” means (i) if the employee has served as a Key Executive for at least one full fiscal year prior to the fiscal year in which the Termination Date occurs, the average annual bonus awarded to the Key Executive in respect of each of the Company’s three (3) fiscal years preceding the fiscal year in which the Termination Date occurs (or such lesser number of full fiscal years during which the Key Executive was employed by the Company as a Key Executive), (ii) if the employee has not served as a Key Executive for at least one full fiscal year prior to the fiscal year in which the Termination Date occurs (but has been employed by the Company for at least one full fiscal year), the average annual bonus awarded to the Key Executive in each of the Company’s three fiscal years preceding the fiscal year in which the Termination Date occurs (or such lesser number of full fiscal years during which the Key Executive was employed by the Company prior to termination of employment), or (iii) if the employee has been employed by the Company for less than one full fiscal year, the greater of the annualized target bonus amount and the actual prorated bonus amount awarded to the Key Executive for such partial fiscal year.

(c)                                  “Base Salary” means the Key Executive’s annual base salary as in effect at the time of a Change in Control or a Termination Date, whichever is greater.

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Cause” means, except as otherwise required by applicable law with respect to Key Executives employed outside of the United States and unless otherwise defined in an employment agreement or other written agreement between a Key Executive and the Company (which definition would control in the event of any conflict with the definition in this Section 2(e)), (i) the commission of an act of fraud or theft against the Company; (ii) conviction (including a guilty plea or plea of nolo contendere) of any felony; (iii) conviction (including a guilty plea or plea of nolo contendere) of any misdemeanor involving moral turpitude which could, in the Administrator’s opinion, cause material injury to the Company; (iv) a material violation of any material Company policy; (v) willful or repeated non-performance or substandard performance of material duties to the Company which is not cured within thirty (30) days after written notice thereof to the Key Executive; or (vi) violation of any local, state or federal laws, rules or regulations in connection with or during performance of the Key Executive’s duties to the Company that could, in the Administrator’s opinion, cause material injury to the Company, which violation, if curable, is not cured within thirty (30) days after notice thereof to the Key Executive.

(f)                                   “Change in Control” means the consummation of the first to occur of:

(i)                                    except pursuant to the exception applicable to clause (iii) below, any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities;

(ii)                                except pursuant to the exception applicable to clause (iii) below, a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors;

(iii)                            the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation receive, in exchange for their voting securities of the Company in consummation of such merger or consolidation, securities possessing at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of the surviving entity (or ultimate parent thereof) immediately after such merger or consolidation; or

(iv)                             the consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

(g)                                 “Disability” means, except as otherwise required by applicable law with respect to Key Executives employed outside of the United States, that the Key Executive becomes unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(h)                                 “Good Reason” means, except as otherwise required by applicable law with respect to Key Executives employed outside of the United States and unless otherwise defined in an employment or other written agreement between a Key Executive and the Company (which definition would control in the event of any conflict with the definition in this Section 2(i)), a termination of a Key Executive’s employment with the Company by the Key Executive, upon written notice within ninety (90) days following the event or circumstance that Employee believes constitutes Good Reason (which notice specifically identifies such event or circumstance) and after giving the Company thirty (30) days to cure such event or circumstance (if curable) after the receipt of such notice, if, other than for Cause, any of the following has occurred: (i) any material reduction in the Key Executive’s Base Salary; (ii) a material reduction in the Key Executive’s authority, duties or responsibilities, (iii) the material breach by the Company (or any subsidiary) of any written employment agreement between the Key Executive and the Company (or any subsidiary) or (iv) the transfer of the Key Executive’s primary workplace by more than fifty (50) miles from the Key Executive’s then existing primary workplace; provided, however, that, in each case, the Key Executive resigns within thirty (30) days after the expiration of the Company’s cure period referred to above.

(i)                                    “Incumbent Directors” means directors who either (i) are members of the Board as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board.

(j)                                    “Involuntary Termination” means any termination of the Key Executive’s employment with the Company by the Company for any reason other than Cause or the Key Executive’s death or Disability, or any termination of the Key Executive’s employment with the Company by the Key Executive for Good Reason.

(k)                                 “Key Executive” means an executive employee of the Company or any of its subsidiaries who has been designated by the Administrator as eligible to participate in the Policy and listed on Schedule A attached hereto (as amended from time to time).

(l)                                    “PEP Awards” means performance earnings program awards granted pursuant to the Company’s 2006 Stock Incentive Plan (or any successor or replacement plan).

(m)                             “PEP Performance Cycle” means the performance cycle set forth in a Key Executive’s PEP Award agreement.

(n)                                 “Termination Date” means the date the Key Executive’s employment with the Company terminates.

Section 3.                                          Eligibility For Benefits

Subject to the requirements set forth in this Section 3 and the limitations set forth in Section 1, the Company will provide the severance benefits described in Sections 4(a) through (c) of the Policy to a Key Executive whose termination of employment with the Company is an Involuntary Termination that occurs within the period (the “Protection Period”) that (A) begins with the ninetieth (90th) day preceding a Change in Control and (B) ends twenty-four (24) months following such Change in Control, contingent in some circumstances on the occurrence of the Change in Control, as described below; and provided, that, in the case of an Involuntary Termination that occurs within the Protected Period and preceding a Change in Control, such Involuntary Termination must either be (i) at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise connected to or in anticipation of a Change in Control.  In addition, the Company will provide the severance benefit described in Sections 4(d) and (e), if applicable, to each Key Executive, upon the occurrence of a Change in Control.  In addition, in order to be eligible to receive benefits under the Policy, except as otherwise required by applicable law with respect to Key Executives employed outside of the United States, the Key Executive must execute, within 45 days following the Termination Date, a general waiver and release of claims in favor of the Company and its affiliates in a form provided by the Company (a “Release”), and such release must become effective in accordance with its terms.

Section 4.                                          Policy Benefits

(a)                                 Accelerated Vesting of Equity Awards Upon an Involuntary Termination.

(i)                                    Termination Within Protection Period and Preceding a Change in Control.  In the event of an Involuntary Termination within ninety (90) days preceding a Change in Control, the Key Executive shall not forfeit or further vest in any unvested equity awards between the termination date and the date of the Change in Control, but (x) all such outstanding, unvested stock options, restricted stock units and other equity-based compensation awards that are subject only to time and service-based vesting criteria (and not performance-based vesting criteria) held by the Key Executive on the date of such Involuntary Termination shall vest in full upon the occurrence of the Change in Control; and (y) all such outstanding, unvested PEP Awards and other equity-based compensation awards that are subject to performance-based vesting criteria held by the Key Executive on the date of such Involuntary Termination shall vest in full upon the occurrence of the Change in Control based on actual performance achievement measured as of the date of the Change in Control.

(ii)                                Termination Within Protection Period and Following a Change in Control.  In the event of an Involuntary Termination within twenty-four (24) months following a Change in Control, all outstanding, unvested stock options, restricted stock units and other equity-based compensation awards held by the Key Executive on the date of such Involuntary Termination (including awards that are subject only to time and service-based vesting criteria and awards that prior to the Change in Control were subject to performance-based vesting criteria), shall become immediately and fully vested and, to the extent applicable, exercisable, and, to the extent applicable, any restrictions or conditions on such awards shall immediately lapse.

(iii)                            Termination Anytime Within Protection Period.  In the event of an Involuntary Termination anytime within the Protection Period, with respect to an equity award consisting of a vested stock option or stock appreciation right (including awards that become vested upon such Involuntary Termination), such stock option or stock appreciation right shall continue to be exercisable for a period following the termination date as prescribed in the plan, terms and conditions or agreement governing such stock option or stock appreciation right, but in no event later than the expiration date of such stock option or stock appreciation right.

(b)                                 Severance Payment.  In the event of an Involuntary Termination within the Protection Period, so long the Release has theretofore become effective in accordance with its terms, the Key Executive shall receive: (i) a lump sum severance payment equal to the multiple of the sum of the Key Executive’s Base Salary and Average Bonus set forth across from such Key Executive’s name on Schedule A (if no multiple is listed on Schedule A, the multiple shall be deemed to be 1.5), payable on the sixtieth (60th) day following the Termination Date, and (ii) a pro rata annual bonus payment (under the annual incentive compensation plan applicable to the Key Executive) for the year in which the Involuntary Termination occurs, based upon the number of full months between the beginning of the applicable annual performance period and the Termination Date and based upon the target level of performance, payable when bonuses are otherwise payable to the Company’s executives (or, if later, the sixtieth (60th) day following the Termination Date).

(c)                                  Medical Coverage Continuation.  In the event of an Involuntary Termination within the Protection Period, the Key Executive and his or her covered dependents shall be entitled to reimbursement of COBRA coverage so that the premium cost to the Key Executive remains the same as if the Key Executive remained employed during such period for the number of years equal to the multiple set forth across from each Key Executive’s name on Schedule A, or, if earlier, until the Key Executive and his or her covered dependents, if any, become eligible for health insurance coverage through another source, in each case, in accordance with the terms thereof.  Notwithstanding the foregoing, the foregoing benefit can be provided, at the Company’s sole discretion, in the form of a lump sum taxable severance payment in lieu of the COBRA subsidy if the COBRA subsidy is found to be discriminatory pursuant to applicable guidance.

(d)                                 Conversion of PEP Awards.  Upon the occurrence of  a Change in Control, each Key Executive who remains employed at the time of the Change in Control shall, with respect to all outstanding, unvested PEP Awards and any other equity-based compensation awards subject to performance-based vesting criteria that are held by such Key Executive immediately prior to a Change in Control, be deemed to have satisfied any performance-based vesting criteria based on the actual Company’s achievement with respect to such  performance-based vesting criteria through the date of the Change in Control (as determined by the Administrator), and following the Change in Control any such awards shall continue to vest based upon the time or service-based vesting criteria, if any, to which the award is subject.

(e)                                  Accelerated Vesting of Equity Awards Upon a Change in Control.  If, upon the occurrence of a Change in Control, the surviving entity does not assume or replace with equivalent awards (as determined by the Administrator prior to the Change in Control) all of the outstanding, unvested PEP Awards (after applying Section 4(d)), stock options, restricted stock units and other equity-based compensation awards held by a Key Executive, all of such outstanding, unvested awards held by such Key Executive shall become vested and, to the extent applicable, exercisable as of immediately prior to such Change in Control in the same manner as described in Section 4(a) assuming that each Key Executive’s employment were terminated in an Involuntary Termination.

Section 5.                                          Limitations on Benefits

(a)                                 Certain Reductions and Offsets.  Notwithstanding any other provision of the Policy to the contrary, except as otherwise required by applicable law with respect to Key Executives employed outside of the United States, any amounts payable to a Key Executive under the Policy will be reduced (but not below zero) by any payments by the Company to such individual under any other policy, plan, program or arrangement, including, without limitation, any change of control severance agreement or employment agreement between the Key Executive and the Company that provides for severance benefits in existence, or any contract between the Key Executive and any entity, to the extent such payments are conditioned, at least in part, on termination of employment and are based on the Key Executive’s continued receipt of his or her Base Salary and/or annual bonus opportunity.  Furthermore, to the extent that any federal, state or local laws, including, without limitation, so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to a Key Executive because of that Key Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under the Policy will either be reduced or eliminated.  The benefits provided under the Policy are intended to satisfy any and all statutory obligations that may arise out of a Key Executive’s involuntary termination of employment for the foregoing reasons, and the Administrator will so construe and implement the terms of the Policy.

(b)                                 Mitigation.  Except as otherwise specifically provided herein, the Key Executive will not be required to mitigate damages or the amount of any payment provided under the Policy by seeking other employment or other form of remuneration for services, nor will the amount of any payment provided for under the Policy be reduced by any compensation earned by any Key Executive as a result of employment by another employer or any retirement benefits received by such Key Executive after his or her Involuntary Termination.

(c)                                  Termination of Benefits.  Benefits under the Policy will terminate immediately if the Key Executive, at any time, violates any proprietary information or confidentiality obligation to the Company or any obligations under the Policy.

(d)                                 Non-Duplication of Benefits.  No Key Executive is eligible to receive benefits under the Policy more than one time.

(e)                                  Indebtedness of Key Executives.  If the Key Executive is indebted to the Company or an affiliate of the Company at his or her Termination Date, the Company reserves the right to offset any severance payments under the Policy by the amount of such indebtedness.

(f)                                   Excise Taxes.

(i)                                    In the event that any benefits payable to a Key Executive pursuant to the Policy (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5(f) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise

Tax”), then the Key Executive’s Payments hereunder shall be either (a) provided to the Key Executive in full, or (b) provided to the Key Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Key Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.  Unless the Company and the Key Executive otherwise agree in writing, any determination required under this Section 5(f) shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”).  In the event that the payments and/or benefits are to be reduced pursuant to this Section 5(f), such payments and benefits shall be reduced such that the reduction of compensation to be provided to Key Executive as a result of this Section 5(f) is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A (as defined below) and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  For purposes of making the calculations required by this Section 5(f), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority.  The Company and the applicable Key Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5(f).  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5(f).

(ii)                                If, notwithstanding any reduction described in this Section 5(f), the IRS determines that a Key Executive is liable for the Excise Tax as a result of the receipt of any Payments, then the Key Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Key Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Key Executive’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized.  The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in the Key Executive’s net after-tax proceeds with respect to the Payments being maximized.  If the Excise Tax is not eliminated pursuant to this Section 5(f), the Key Executive shall pay the Excise Tax.

(iii)                            Notwithstanding any other provision of this Section 5(f), if (A) there is a reduction in the payment of the Payments to a Key Executive as described in this Section 5(f), (B) the IRS later determines that the Key Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Key Executive’s net after-tax proceeds (calculated as if the Key Executive’s benefits had not previously been reduced), and (C) the Key Executive pays the Excise Tax, then the Company shall pay to the Key Executive those Payments which were reduced pursuant to this Section 5(f) as soon as administratively possible after the Key Executive pays the Excise Tax so that the Key Executive’s net after-tax proceeds with respect to the payment of the Payments are maximized.

(g)                                 Section 409A Compliance.

(i)                                    This Policy is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A.  The Company shall undertake to administer, interpret, and construe this Policy in a manner that does not result in the imposition on a Key Executive of any additional tax, penalty, or interest under Section 409A.  Each payment under this Policy shall be treated as a separate payment for purposes of Section 409A.

(ii)                                A termination of employment shall not be deemed to have occurred for purposes of any provision of this Policy providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)                            Notwithstanding anything herein to the contrary, in the event that a Key Executive is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit (whether under this Policy or otherwise) that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), to the extent necessary to avoid the imposition of excise taxes under Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Key Executive or (B) the date of the Key Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5(g) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Key Executive in a lump sum without interest, and any remaining payments and benefits due under this Policy shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv)                             With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

(v)                                 With respect to any PEP Award or restricted stock unit held by a Key Executive that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A, notwithstanding anything in this Policy or the applicable award agreement to the contrary, the settlement of each such award (to the extent accelerated as a result of the application of Section 4 hereof) shall not occur until the earliest of (A) the Change in Control if such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (B) the date such award would otherwise be settled pursuant to the terms of the applicable award agreement and (C) the applicable Termination Date.

Section 6.                                          Right To Interpret Policy; Amendment and Termination

(a)                                 Exclusive Discretion.  The Administrator will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Policy and to construe and interpret the Policy and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Policy, including, but not limited to, the eligibility to participate in the Policy and amount of benefits paid under the Policy.  The rules, interpretations, computations and other actions of the Administrator will be binding and conclusive on all persons.

(b)                                 Amendment or Termination.

(i)                                    Prior to the occurrence of a Change in Control, the Board or the Administrator may amend or terminate the Policy at any time and from time to time.  Termination or amendment of the Policy shall not affect any obligation of the Company under the Policy, which has accrued and is unpaid as of the effective date of the termination or amendment.  Unless and until a Change in Control shall have occurred, a Key Executive shall not have any vested rights under the Policy or any agreement entered into pursuant to the Policy.

(ii)                                From and after the occurrence of a Change in Control, no provision of the Policy shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Key Executive and by an authorized officer of the Company (other than the Key Executive).

(iii)                            Notwithstanding anything herein to the contrary, the Board or the Administrator may amend the Policy (which amendment shall be effective upon its adoption or at such other time designated by the Board or the Administrator, as applicable) at any time as may be necessary to avoid the imposition of any additional taxes or penalties under Section 409A; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Policy as in existence immediately prior to any such amendment.

Section 7.                                          No Implied Employment Contract

The Company and each Key Executive acknowledge that each Key Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that the Policy shall not be deemed a contract of employment.  If a Key Executive’s employment terminates for any reason other than an Involuntary Termination, the Key Executive shall not be entitled to any benefits, damages, awards or compensation under Section 4 of the Policy, but may be entitled to payments or benefits in accordance with the Company’s other established employee plans and practices or pursuant to other agreements with the Company.

Section 8.                                          Successors

(a)                                 Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of the Policy by operation of law or otherwise.

(b)                                 Key Executive’s Successors.  The terms of the Policy and all rights of the Key Executive hereunder will inure to the benefit of, and be enforceable by, the Key Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 9.                                          Legal Construction

The Policy is intended to be governed by and will be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of Delaware.

Section 10.                                   Claims, Inquiries And Appeals

(a)                                 Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Policy or inquiries about present or future rights under the Policy must be submitted to the Administrator in writing.

(b)                                 Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the applicant and will include specific reasons for the denial, specific references to the Policy provision upon which the denial is based, a description of any information or material that the Administrator needs to complete the review and an explanation of the Policy’s review procedure.

This written notice will be given to the applicant within ninety (90) days after the Administrator receives the application, unless special circumstances require an extension of time, in which case, the Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

(c)                                  Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within sixty (60) days after the application is denied (or deemed denied).  The Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review.  A request for a review will be in writing and will be addressed to:

AECOM Technology Corporation

555 South Flower St.
Suite 3700
Los Angeles, CA 90071-2300

Attn: General Counsel

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

(d)                                 Decision on Review.  The Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  The Administrator will give prompt, written notice of its decision to the applicant.  In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Policy provisions upon which the decision is based.  If written notice of the Administrator’s decision is not given to the applicant within the time prescribed in this Subsection (d), the application will be deemed denied on review.

(e)                                  Rules and Procedures.  The Administrator will establish rules and procedures, consistent with the Policy and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

(f)                                   Exhaustion of Remedies.  No legal action for benefits under the Policy may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Administrator that the application is denied (or the application is deemed denied due to the Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above and (iv) has been notified in writing that the Administrator has denied the appeal (or the appeal is deemed to be denied due to the Administrator’s failure to take any action on the claim within the time prescribed by Section 10(d) above).

Section 11.                                   Basis Of Payments To And From Policy

All benefits under the Policy will be paid by the Company.  The Policy will be unfunded, and benefits hereunder will be paid only from the general assets of the Company.

Section 12.                                   Other Policy Information

(a)                                 Employer Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Policy Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 61-1088522.

(b)                                 Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Policy is AECOM Technology Corporation, 555 South Flower St., Suite 3700, Los Angeles, CA 90071-2300.

(c)                                  Policy Sponsor and Administrator.  The “Policy Sponsor” and the “Administrator” of the Policy is AECOM Technology Corporation, 555 South Flower St., Suite 3700, Los Angeles, CA 90071-2300.  The Policy Sponsor’s and Administrator’s telephone number is (213) 593-8000.  The Administrator is the named fiduciary charged with the responsibility for administering the Policy.

Section 13.                                   Miscellaneous

(a)                                 Notice.  Notices and all other communications contemplated by the Policy will be in writing and will be deemed to have been duly given either (i) when personally delivered or sent by facsimile or other electronic transmission (including e-mail) or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Key Executive, mailed notices shall be addressed to him or her at the home address or facsimile number or e-mail address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(b)                                 No Waiver.  The failure of a party to insist upon strict adherence to any term of the Policy on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Policy.

(c)                                  Severability.  In the event that any one or more of the provisions of the Policy shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of the Policy shall not be affected thereby.  The parties intend to give the terms of the Policy the fullest force and effect so that is any provision shall be found to be invalid or unenforceable, the court reaching such conclusion may modify or interpret such provision in a manner that shall carry out the parties’ intent and shall be valid and enforceable.

(d)                                 Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

(e)                                  Specific Performance.  If in the opinion of any court of competent jurisdiction the covenants described in Section 5(c) of the Policy are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.  Any breach of the covenants contained in Section 5(c) would irreparably injure the Company.  Accordingly, the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5(c) would be inadequate and, in the event of such a breach or threatened breach, the Company may, without posting any bond, in addition to pursuing any other remedies it may have in law or in equity, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available against the Key Executive from any court having jurisdiction over the matter, restraining any further violation of the Policy by the Key Executive.

(f)                                   Creditor Status of Key Executives.  In the event that any Key Executive acquires a right to receive payments from the Company under the Policy such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)                                 Facility of Payment.  If it shall be found that (i) a Key Executive entitled to receive any payment under the Policy is physically or mentally incompetent to receive such payment and to give a valid release therefor, and (ii) another person or an institution is then maintaining or has custody of such Key Executive, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (ii) above, and the release shall be a valid and complete discharge for the payment.

(h)                                 Withholding Taxes.  The Company may withhold from any amounts payable under the Policy such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

SCHEDULE A

Key Executive	Severance Payment Multiple

Michael S. Burke	2 times

Dan P. McQuade	1.5 times

Randall A. Wotring	1.5 times

Carla J. Christofferson	1.5 times

Mary E. Finch	1.5 times

William T. Rudd	1.5 times

Sean Chiao	1.5 times

Steve Morriss	1.5 times

Lara Poloni	1.5 times

John Vollmer	1.5 times